                                                                    EXHIBIT 99.1

                                       G&L
                                       ---
                                  REALTY CORP.

                                      NEWS


RELEASE:                                       CONTACT:
Immediate                                      David Hamer 310-273-9930
                                               E-mail: dhamer@glrealty.com


            G&L REALTY CORP. ANNOUNCES THAT IT HAS RECEIVED PROXIES
            -------------------------------------------------------
            SUPPORTING MERGER REPRESENTING 53.2% OF SHARES AND THAT
            -------------------------------------------------------
             SPECIAL COMMITTEE HAS RECEIVED A REVISED PROPOSAL FROM
             ------------------------------------------------------
                                 WEISMAN GROUP
                                 -------------

BEVERLY HILLS, California, October 15, 2001. G&L Realty Corp. (NYSE: GLR) announced that it has been advised by Mellon Investor Services, L.L.C., the Company's Transfer Agent and Registrar, that it has received on behalf of the Company proxies representing 1,527,249 shares of the Company's common stock (or approximately 53.2% of the outstanding shares) that support the merger of the Company with a new company owned by Daniel M. Gottlieb and Steven D. Lebowitz pursuant to the agreement and plan of merger dated as of May 10, 2001. The merger must be approved by the holders of a majority of the outstanding shares of the Company's common stock. Mellon has also received proxies representing 65,457 shares (or approximately 2.3% of the outstanding shares) opposing the merger. The stockholders meeting to which the proxies relate will be held on October 24, 2001. Under applicable law, proxies may be revoked prior to or at the stockholders meeting by following appropriate procedures.

The Company also announced that the special committee of its board of directors has received a revised proposal from Lyle Weisman and his associates (the "Weisman Group") to acquire the outstanding common stock of the Company. If accepted, the revised proposal would require the negotiation of a definitive agreement and the termination of the merger agreement with the company owned by Messrs. Gottlieb and Lebowitz requiring the payment by the Company of significant amounts to Messrs. Gottlieb and Lebowitz as described below. The revised proposal is being reviewed by the special committee of the Company's board of directors.

In the revised proposal, the Weisman Group proposes to make a tender offer for outstanding shares of the Company's common stock at $15.50 per share on an "any or all" basis. The proposal: (i) contemplates a deposit of $2,500,000 by the Weisman Group with the special committee's counsel which would be applied to the tender offer; (ii) contemplates that the deposit would become non-refundable only if the Weisman Group did not proceed with the tender offer (subject to certain exceptions); (iii) requires termination of the merger agreement with the company owned by Messrs. Gottlieb and Lebowitz not later than upon delivery of the deposit; (iv) requires that the special

                                G&L Realty Corp.
                            Corporate Headquarters:
            439 North Bedford Drive, Beverly Hills, California 90210
                      Tel: 310-273-9930 Fax: 310-248-2222
committee recommend the tender offer to the Company's common stockholders; (v) contemplates commencement of the tender offer not more than thirty-one days after delivery of the deposit; (vi) contemplates that the tender offer period would be twenty-five business days, subject to up to two ten business day extensions; (vii) requires the board of directors of the Company to waive any "limits on share ownership" applicable to the Weisman Group; (viii) contemplates the merger of a company owned by the Weisman Group into the Company in which common stockholders of the Company would receive $15.50 in cash per share if the Weisman Group owns more than 50% of the outstanding shares of the Company's common stock after completion of the tender offer; (ix) requires that the Weisman Group be given appraisal rights with respect to its shares in the event of a merger, sale of assets or similar transaction if it owns less than a majority of the outstanding shares of the Company's common stock after completion of the tender offer; (x) requires that the Company's common stock be delisted from the New York Stock Exchange upon completion of the tender offer; and (xi) calls for a "breakup fee" of $2,800,000 if the Company or its stockholders proceed with a transaction other than the tender offer at any time after the delivery of the deposit and (xii) limits damages against the Weisman Group (including legal fees and costs) to $2,500,000.

The revised proposal by the Weisman Group would require termination of the merger agreement with the company owned by Messrs. Gottlieb and Lebowitz not later than upon delivery of the deposit. Termination of the merger agreement would require prompt payment of the termination fee and reasonable expenses of Messrs. Gottlieb and Lebowitz, which are currently estimated to aggregate in excess of $2,700,000. Under the revised proposal, payment of the $2,500,000 deposit would occur within three business days after the special committee accepts the Weisman Group's offer and would be held to be applied in the tender offer. Accordingly, it would not be available to the Company to pay the termination fee and expenses of Messrs. Gottlieb and Lebowitz.

Founded in 1976, G&L Realty Corp. is a growth-oriented health care real estate investment trust with four major areas of operation: the Medical Office Building Division, the Skilled Nursing Facility Division, the Assisted Living Facility Division and the Senior Care Lending Division.

This press release contains forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "anticipate," "contemplate" and "intend." These statements represent the Company's judgment concerning the future and are subject to risks and uncertainties that could cause the proposed transactions described not to occur in the manner or in the time frame indicated in this press release. Factors influencing the proposed transactions described in this press release, in addition to the conditions referred to above, include, but are not limited to, changes in the general economy, the supply of, and demand for, healthcare related real estate in markets in which the Company has investments, the availability of financing and governmental policies and regulations as well as delays in obtaining approvals from stockholders, governmental authorities and other third parties.

                                       ###


                                G&L Realty Corp.
                             Corporate Headquarters:
            439 North Bedford Drive, Beverly Hills, California 90210
                       Tel: 310-273-9930 Fax: 310-248-2222